Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "ELECTROMEDICAL TECHNOLOGIES, INC.", FILED IN THIS OFFICE ON THE FOURTEENTH DAY OF OCTOBER, A.D. 2021, AT 1:48 O`CLOCK P.M.

Jeffrey W. Bullock, Secretary of State

SECRETARY'S OFFICE
DELAWARE

6521026 8100
SR# 20213513867

Authentication: 204415030
Date: 10-14-21

State of Delaware
Secretary of State
Division of Corporations
Delivered 01:48 PM 10/14/2021
FILED 01:48 PM 10/14/2021
SR 20213513867 - File Number 6521026

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of Electromedical Technologies, Inc. resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "Fourth" so that, as amended, said Article shall be and read as follows:

See Exhibit A.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 14th day of October, 2021.

By: Matthew Wolfson
Authorized Officer

Title: CEO, CFO, Sole Director

Name: Matthew Wolfson
Print or Type

Exhibit A

The aggregate number of shares which the Corporation shall have the authority to issue is Two Hundred and Fifty One Million and one shares (251,000,001), including Two Hundred and Fifty Million (250,000,000) shares of capital stock designated as "Common Stock" with a par value of $0.00001 per share; One Million (1,000,000) shares designated as "Series A Preferred Shares", par value $0.00001 per share; and One (1) share designated as "Series B Preferred Shares" par value $0.00001 per share.

The Designated Series B Preferred shares are as follows.

Section 1. Designation and Amount: Designated Holder. Of the one million and one shares of the Company's authorized preferred stock, $0.00001 par value per share, One (l) share is designated as "Series B Preferred Stock," with a par value of $0.00001 per share, and the rights and preferences set forth below. Only one person or entity is entitled to be designated as the owner of all of the Series B Preferred Stock (the "Holder"), in whose name the initial certificates representing the Series B Preferred Stock shall be issued. Any transfer of the Series B Preferred Stock to a different Holder must be approved in advance by the Corporation; provided, however, the Holder shall have the right to transfer the Series B Preferred Stock, or any portion thereof, to any affiliate of Holder or nominee of Holder, without the approval of the Corporation.

Section 2. Rank. The Series B Preferred Stock shall rank: (i) senior to all of the Common Stock, par value $0.00001 per share, of the Corporation ("Common Stock"); and, (ii) senior to all other classes or series of capital stock of the Corporation currently outstanding (collectively, with the Common Stock, "Junior Securities") in each case as to distribution of any asset or property of the Corporation upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (all such distributions being referred to as "Distributions").

Section 3. Voting Rights. The Holder of the Series B Preferred Stock shall be entitled to vote on all matters subject to a vote or written consent of the holders of the Corporation's Common Stock, and on all such matters, the share of Series B Preferred Stock shall be entitled to that number of votes equal to the total number of eligible votes of issued and outstanding shares of Common Stock, and all other securities of the Corporation, plus one hundred thousand (100,000) votes on a fully diluted basis, it being the intention of the Company that the Holder of the Series B Preferred Stock shall have effective voting control of the Corporation, on a fully diluted basis. The Holder of the Series B Preferred Stock shall vote together with the holders of Common Stock as a single class.

Section 4. Covenants.

(a) The Corporation shall not amend, alter, change, or repeal the preferences, privileges, special rights, or other powers of the Series B Preferred Stock so as to adversely affect the Series B Preferred Stock, without the written consent of the Holder.

(b) So long as shares of Series B Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent, as provided by law) of Holder, which consent may be withheld in the Holder's sole and absolute discretion: (i) dissolve the Corporation or effectuate a liquidation; (ii) alter, amend, or repeal the Certificate of Incorporation of the Corporation; (iii) agree to any provision in any agreement that would impose any restriction on the Corporation's ability to honor the exercise of any rights of the Holder of the Series B Preferred Stock; or, (iv) do any act or thing not authorized or contemplated by this Certificate which would result in taxation of the Holder of shares of the Series B Preferred Stock under Section 305 of the Internal Revenue Code of 1986, as amended (or any comparable provision of the Internal Revenue Code as hereafter from time to time amended).

Section 5. Dividends. The Holder of the Series B Preferred Stock will not be entitled to participate with the holders of Common Stock in any dividends.

Section 6. Severability. If any right, preference or limitation of the Series B Preferred Stock set forth herein is invalid, unlawful or incapable of being enforced by reason of any rule, law or public policy, all other rights, preferences and limitations set forth herein that can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall nevertheless remain in full force and effect, and no right, preference or limitation herein shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

Section 7. Amendment and Waiver. This Certificate of Designation shall not be amended, either directly or indirectly or through merger or consolidation with another entity, in any manner that would alter or change the powers, preferences or special rights of the Series B Preferred Stock so as to affect them materially and adversely without the consent of the Holder. Subject to the preceding sentence, any amendment, modification, or waiver of any of the terms or provisions of the Series B Preferred Stock shall be binding upon the Holder.

Section 8. Replacement. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered Holder shall be satisfactory) of the ownership and the loss, theft, destruction, or mutilation of any certificate evidencing shares of Series B Preferred Stock, and in the case of any such loss, theft or destruction upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the Holder is a financial institution or other institutional investor its own agreement shall be satisfactory) or in the case of any such mutilation upon surrender of such certificate, the Corporation, at its expense, shall execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of such Series represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.